Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc.	info@liolios.com
561-478-8770	949-574-3860

HearUSA Reports Second Quarter 2009 Results

West Palm Beach, Fla. -- August 11, 2009 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through 178 company-owned hearing care centers and a network of 1,900 affiliated providers, reported financial results for the second quarter ended June 27, 2009.

Second Quarter 2009 Highlights

•	Net income applicable to common stockholders increased to $1.1 million or $0.03 per diluted share from a loss of $520,000 or $(0.01) per diluted share in Q1 09
•	Income from continuing operations increased to $963,000 from a loss of $1.1 million in Q1 09
•	Divested Canadian operations for $23.1 million in cash
•	Reduced long-term debt by $10.0 million during the quarter

Second Quarter 2009 Financial Results

Net income applicable to common stockholders was $1.1 million or $0.03 per diluted share in the second quarter of 2009, as compared to a net loss of $520,000 or $(0.01) per diluted share in the previous quarter and a net income of $245,000 or $0.01 per diluted share in the same period a year ago. Net income applicable to common shareholders included income from discontinued operations of $336,000 or $0.01 per diluted share in the second quarter of 2009, $685,000 or $0.02 per diluted share in the first quarter of 2009 and $974,000 or $0.02 per diluted share in the second quarter of 2008. The improvement in the second quarter was primarily the result of the company’s cost reduction initiatives that are expected to save the company more than $8 million on an annualized basis when fully implemented.

Income from continuing operations increased to $963,000 in the second quarter of 2009 from a $1.1 million loss in the previous quarter and a $338,000 loss in the same year-ago period. Income from continuing operations exclude the operating results of the company’s Canadian operations for all periods and include AARP program related costs of $142,000 and $90,000 in the second and first quarters of 2009, respectively.

Net revenues from continuing operations totaled $22.7 million, which was unchanged from the previous quarter and decreased approximately 11% from $25.3 million in the same year ago period. Revenues from continuing operations exclude revenues from the company’s Canadian unit, which were sold on April 27, 2009. The year-over-year decrease was due to a 15% decline in organic revenue, partially offset by 3.8% increase attributable to centers acquired over the last 12 months and approximately $182,000 in contracted transition services provided to the acquirer of the Canadian unit.

“Our primary goal last fall was to reduce our operating costs in order to be profitable at reduced sales volumes,” said Stephen J. Hansbrough, HearUSA's chairman and CEO. “We have achieved this goal, and with the divestiture of our Canadian operations, I believe we are now ideally positioned to roll out our national hearing care program for AARP members.”

Gino Chouinard, HearUSA’s president and COO, commented: “Initiatives implemented in the early part of the year to address these challenging times are paying off. We have significantly increased the efficiency of our operating model which has allowed us to dramatically reduce costs while maintaining consistently high levels of patient care. We believe our new leaner operating model can be leveraged as volumes recover, putting us in an excellent position to maximize opportunities as the economy recovers.”

Subsequent to the quarter’s end, HearUSA introduced a major update to the company’s Web site at www.hearusa.com that includes a fresh new look, and makes learning about hearing health care and scheduling an appointment for a free evaluation simple and easy. The new site also includes an updated investor relations section which has more useful tools and information for HearUSA shareholders and members of the financial community.

Conference Call

HearUSA will hold a conference call later today to discuss its second quarter 2009 financial results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Date: Tuesday, August 11, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Domestic callers: 1-800-862-9098

International callers: 1-785-424-1051

Conference ID#: 7HEARUSA

Internet simulcast and replay: http://viavid.net/dce.aspx?sid=0000675B

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 1-949-574-3860.

A replay of the call will be available later that evening and will be accessible until August 25, 2009:

Toll-free replay number: 1-800-283-8520

International replay number: 1-402-220-0870

(No passcode required)

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 178 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina and Pennsylvania. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website, www.hearingshop.com, for online purchases of hearing related products. HearUSA is currently the nation's only hearing care network accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation. For more information about HearUSA, visit www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 including those relating to the steps taken in response to the economic downturn and the company’s expectation of achieving a total cost savings of more than $8 million on an annualized basis. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the company’s ability to maintain cost controls and limit expenses; management’s assumptions relating to its forecasted costs and savings; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 27, 2008.

HearUSA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended June 27, 2009 and June 28, 2008

(unaudited)

	June 27, 2009	June 28, 2008
	(Dollars in thousands, except per share amounts)

Net revenues
Hearing aids and other products	$20,653	$23,605
Services	2,014	1,735
Total net revenues	22,667	25,340
Operating costs and expenses
Hearing aids and other products	5,072	6,627
Services	388	551
Total cost of products sold and services excluding depreciation and amortization	5,460	7,178

Center operating expenses	10,908	12,933
General and administrative expenses	3,661	3,617
Depreciation and amortization	588	518
Total operating costs and expenses	20,617	24,246
Income from operations	2,050	1,094
Non-operating income (expenses)
Gain on foreign exchange	375	–
Interest income	–	6
Interest expense	(1,252)	(1,232)
Income (loss) from continuing operations before income tax expense and discontinued operations	1,173	(132)
Income tax expense	(210)	(206)
Income (loss) from continuing operations	963	(338)
Discontinued operations
Gain on sale from discontinued operations	1,632	–
Income tax expense on gain on sale of discontinued operations	(1,546)	–
Income from discontinued operations, net of income tax expense (benefit) of $(270) and $113	250	974
Income from discontinued operations	336	974
Net income	1,299	636
Net income attributable to non-controlling interest	(131)	(356)
Net income attributable to controlling interest	1,168	280
Dividends on preferred stock	(35)	(35)
Net income attributable to common stockholders	$1,133	$245

Income (loss) from continuing operations attributable to common stockholders per common share – basic	$0.02	$(0.02)
Income (loss) from continuing operations attributable to common stockholders per common share –diluted	$0.02	$(0.02)
Net income attributable to common stockholders per common share - basic	$0.03	$0.01
Net income attributable to common stockholders per common share- diluted	$0.03	$0.01

Weighted average number of shares of common stock outstanding – basic	44,837	38,562
Weighted average number of shares of common stock outstanding –diluted	45,340	38,562

HearUSA, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(unaudited)

ASSETS	June 27, 2009	December 27, 2008
	(Dollars in thousands, except for par values)
Current assets
Cash and cash equivalents	$7,567	$3,553
Short-term marketable securities	9,402
Accounts and notes receivable, less allowance for doubtful accounts of $601 and $506	5,243	7,371
Inventories	1,546	1,682
Prepaid expenses and other	699	502
Total current assets	24,457	13,108
Property and equipment, net	4,125	4,876
Goodwill	51,309	65,953
Intangible assets, net	13,173	15,630
Deposits and other	790	810
Restricted cash and cash equivalents	224	224
Total Assets	$94,078	$100,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,710	$5,011
Accrued expenses	4,102	3,208
Accrued salaries and other compensation	3,387	3,713
Current maturities of long-term debt	6,890	6,915
Taxes Payable	1,682	–
Dividends payable	35	34
Total current liabilities	22,806	18,881
Long-term debt	38,809	49,099
Deferred income taxes	6,875	7,284
Total long-term liabilities	45,684	56,383
Commitments and contingencies	–	–

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330, $1 par, 7,500,000 shares authorized)
Series H Junior Participating (none outstanding)	–	–
Series J (233 shares outstanding)	–	–
Total preferred stock	–	–

Common stock: $.10 par; 75,000,000 shares authorized 44,861,290 and 44,828,384 shares issued, respectively	4,486	4,483
Additional paid-in capital	137,333	136,924
Accumulated deficit	(115,519)	(116,360)
Accumulated other comprehensive income	–	1,249
Treasury stock, at cost: 523,662 common shares	(2,485)	(2,485)
Noncontrolling interest	1,773	1,526
Total Stockholders’ equity	25,588	25,337
Total Liabilities and Stockholders’ Equity	$94,078	$100,601